September 21, 2001

Mr. Aki Siltamaki		Mr. R. Hietapakka		Mr. A. Hietapakka
297 Ray Boulevard	AND	134 Heron Street	AND	134 Heron Street
Thunder Bay, ON		Thunder Bay, ON		Thunder Bay, ON
P7B 4E3		P7C 2M3		P7C 2M3

Dear Sirs:

This letter sets out the agreement terms between Canplats Resources Corporation (hereinafter referred to as “us” or “we”), and the above-noted individuals (hereinafter referred to as “you”).

It is intended that, when executed by you and a copy redelivered to us, this letter will constitute a binding agreement between us.

Representations:

You have represented to us that:

(a)

you are the recorded and beneficial holder of a 100% interest in the property more particularly described in Schedule “A” attached to and forming part of this agreement, which said property, together with any successor form of title thereof, is described for convenience in this letter as “the mining claim”;

(b)

the mining claim is properly and legally staked, recorded and tagged and that it is presently in good standing under the laws of the jurisdiction in which it is located, at least until the date set forth in Schedule “A” hereto, and is free and clear of any liens or encumbrances and otherwise in good standing; and

(c)	that you have sole and complete power to deal with the mining claim.

Such representations shall survive the termination of this agreement.

Forthwith upon execution of this letter, you shall deliver to us recordable transfers for the mining claim transferring the mining claim to Canplats Resources Corporation.

Grant:

In consideration of the payment by us specified below, you hereby grant to us immediate and exclusive possession of the mining claim for the purpose of prospecting and exploring and developing the mining claim.

Payment:

Upon receipt of recordable transfers transferring the mining claim into the name of Canplats Resources Corporation, we shall pay to you the sum of $10,000 payable as: follows:

(i)	$5,000 upon receipt of recordable transfers; and
(ii)	$5,000 six months after the date in (i) above.

Shares:

In addition to the cash payments above, Canplats will also issue to you 50,000 shares in the company (pursuant to regulatory requirements and approvals), and such share certificates will be registered in the names and numbers as you direct, as follows:

(i)	a total of 25,000 shares within 6 months of the receipt of all regulatory approvals approving this agreement and the share issuance to you (the Approval Date);
(ii)	a total of 12,500 shares within 12 months of the Approval Date.
(iii)	a total of 12,500 shares within 18 months of the Approval Date.

Access:

We shall have sole access to the mining claim and may explore, prospect, develop and mine the mining claim, but if this agreement is terminated or our rights hereunder are surrendered, we shall have the right to remove our plant and equipment from the mining claim within six months thereafter.

Royalty Interest:

Upon completion of the payments and issuance of shares to you, we shall have a 100% interest in the mining claim and we may at any time place the mining claim into production, and you shall receive therefrom 2% of the Net Smelter Returns (“NSR”) calculated and payable in accordance with the provisions of Schedule “B” attached hereto (hereinafter “Royalty Interest”).

Royalty Purchase:

We may, at any time, purchase 1% of your NSR for $1 million by providing you notice of the same and, within 30 days of such notice date and upon completion of documentation transferring the royalty to us, will make the payment.

Advance Royalty Payment:

If, within 4 years of the Approval Date we have not commenced production, you will receive from us Advance Royalty Payments of $5,000 per year and; if such production has not commenced within 6 years of the Approval Date, then Advance Royalty Payments will increase to $10,000 per year.

Right of First Refusal:

You hereby grant to us and we shall have an exclusive right of first refusal in respect of any offer to purchase or otherwise acquire some or all of your Royalty Interest which you propose to accept, to be exercised as follows: in the event that you receive an offer from a third party to purchase or otherwise acquire some or all of the above-described Royalty Interest, you shall, prior to accepting same, provide to us written notice setting out the terms thereof. We shall have thirty days from receipt of said notice in which to advise you in writing of our intent to purchase or otherwise acquire the said Royalty Interest. In the event we do not so advise you in writing within said thirty-day period, you shall be entitled to accept the offer of said third party. However, if such offer is not accepted within 60 days of receipt of such offer, our right of first refusal will be reinstated in respect of such offer.

Share of Payments:

You have informed us that for the purposes of payments to be made to you either by cash, shares, royalty or royalty purchase, these are to be made as follows:

         50%  A. Siltamaki;
         25%  R. Hietapakka; and
         25%  A. Hietapakka

until such time as you inform us in writing of a change to this percentage distribution.

Maintenance of the Mining Claim:

We agree to keep the mining claim in good standing during the currency of this agreement, save as we may abandon some or all of them in accordance with the terms hereof.

Abandonment:

We may at any time from time to time while in this agreement is in full force and effect, by notice in writing, abandon the mining claim. In the event that the mining claim is abandoned (if this agreement is terminated, such termination will be abandonment of the mining claim), we shall re-transfer such mining claim to you in good standing for one hundred and eighty (180) days, and we shall have no further obligation with respect to the mining claim so abandoned. We shall provide you with all technical information we have in respect of such claim in our possession, including drill cores and samples.

Termination:

This agreement may be terminated by us at any time upon notice to you.

Agency:

You agree that we may assign this agreement provided the assignee assumes our obligations and liabilities hereunder, whereupon you agree that we shall automatically be released and discharged from all obligations and liabilities hereunder without the necessity of any further or other writing or documentation whatsoever.

Notice:

Any notice required to be given hereunder shall be deemed to be sufficiently given if delivered by hand or, if mailed, by registered mail. Receipt of any notice, if mailed, shall be deemed to be on the third business day following the date of mailing provided the postal service is then operative, and, if delivered by hand, on the date received. Either party may change its address by notice to the other. The address for notice shall be, in the case of A. Siltamaki, R. Hietapakka and A. Hietapakka as written at the top of this Letter Agreement and in the case of Canplats:

#1180 – 999 West Hastings Street Vancouver, B.C. V6C 2W2

Entire Agreement:

This letter and the Schedules hereto constitute the entire agreement between us, and there are not rights or obligations on the part of either of us toward each other or for the benefit of any other party, nor any other act, matter or thing to be done or taken by either of us or any other person with respect to the mining claim, except as are herein set forth.

You agree to execute any other documents with respect to or to clarify the intent of this letter agreement as we may reasonably request.

This agreement shall be governed by the laws of the Province of Ontario.

Yours sincerely,

CANPLATS RESOURCES CORPORATION

"R.E.Gordon Davis"
President

The foregoing truly represents my agreement in this respect, and I agree to be bound by and comply with the terms thereof.

Dated at Thunder Bay this 22 day of September, 2001.

"Mr. Aki Siltamaki"
_________________

Mr. Aki Siltamaki

"Mr. R. Hietapakka"
_________________

Mr. R. Hietapakka

"Mr. A. Hietapakka"
_________________

Mr. A. Hietapakka

SCHEDULE “A”

TO THAT AGREEMENT BY AND BETWEEN:

MR. A. SILTAMAKI AND MR. R. HIETAPAKKA AND MR. A. HIETAPAKKA

AND

CANPLATS RESOURCES CORPORATION

DATED SEPTEMBER 1, 2001

PROPERTY

G-0755 – Right Angle Lake Area

Thunder Bay Mining Division, Ontario

Claim 1187540	Recorded August 13, 2001

SCHEDULE “B”

TO THAT AGREEMENT BY AND BETWEEN:

MR. A. SILTAMAKI AND MR. R HIETAPAKKA AND MR. A. HIETAPAKKA

AND

CANPLATS RESOURCES CORPORATION

DATED SEPTEMBER 1, 2001

NET SMELTER RETURNS

1. Interpretation

1.1 Where used herein:

“Agreement” shall mean the above-referenced agreement, including any amendments thereto or renewals or extensions thereof.

“Fiscal Period” shall mean each calendar year or other period of twelve consecutive months adopted for tax purposes during the term of the Agreement.

        “Product” shall mean ores, metals, (metals shall include bullion), minerals, mineral products or concentrates.

        “Royalty Interest” shall mean the share of Net Smelter Returns payable under the Agreement.

Words and expressions defined in the Agreement have the same meaning herein.

2. Net Smelter Returns

“Net Smelter Returns” shall mean the actual proceeds received from any mint, smelter, refinery or other purchaser for the sale of Product produced from the Mining Claim and sold, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payment: smelting and refining charges; penalties; smelter assay costs and umpire assay costs; cost of freight and handling of ores, metals or concentrates from the Mining Claim to any mint, smelter, refinery or other purchaser; marketing costs; insurance on all such ores, metals or concentrates; customs duties; severance, royalties, ad valorem or goods and services taxes, retail sales taxes or mineral taxes or the like and export and import taxes or tariffs payable in respect of said ores, metals or concentrates.

3. Payment

3.1 The Royalty Interest shall be paid on a quarterly basis within forty-five (45) days after the end of each fiscal quarter in respect of the actual proceeds received in such fiscal quarter

3.2 Each payment under paragraph 3.1 shall be accompanied by a statement indicating the calculation of Net Smelter Returns hereunder. The owner of the Royalty Interest shall be entitled to audit, during normal business hours, such books and records as are necessary to determine the correctness of the payment of the Royalty Interest, provided, however, that such audit shall be made only on an annual basis and within 12 months of the end of the Fiscal Period in respect of which such audit is made.

4. Non-Arm’s Length Sale of Product

For the purposes of calculating the amount of Royalty payable if the sales of any Product are to a company or enterprise associated with the seller, and if the sale price is not negotiated on an arm’s length basis, the seller shall, for the purposes of calculating Net Smelter Returns and notwithstanding the actual amount of such sale price, add to any moneys actually received with respect to such sale an amount which the seller considers sufficient to make the same represent a reasonable net sale price for such sale as if negotiated at arm’s length and after taking into account all pertinent circumstances (including, without limitation, then current market conditions relating to products similar to such Product; terms of agreements between arm’s length parties for the purchase and sale of similar products in similar quantities for delivery over similar periods of time; and physical andor chemical characteristics of such Products).

The seller shall by notice inform the owner of the Royalty Interest of the quantum of such reasonable net sale price and if the owner of the Royalty Interest does not object thereto within sixty (60) days after receipt of such notice, said quantum shall be final and binding upon the owner of the Royalty Interest.

If the owner of the Royalty Interest objects to such quantum by notice delivered to the seller within said sixty (60) days, then the quantum of such reasonable net sale price shall be decided by arbitration with a single arbitrator to be appointed in accordance with the Commercial Arbitration Act of British Columbia in accordance with the provisions of Article 16 of the Agreement and the arbitrator shall have reference first to the Agreement, and then, if necessary, to practices used in mining operations that are of similar nature. The arbitrator shall be entitled to retain such independent mining consultants as he considers necessary. The decision of the arbitrator shall be final and binding on the parties hereto and will not be subject to appeal.

5. Segregation of Property

The determination of Net Smelter Returns hereunder is based on the premise that production will be developed solely on the Mining Claim. Other mining properties may be incorporated with the Mining Claim into a single mining project and the metals, ores or concentrates pertaining to each may be blended at the time of mining or at any time thereafter, provided however, that the respective mining properties (including the Mining Claim) have allocated to them their proportionate share of the net smelter returns realized from such single operation, all as determined in accordance with generally accepted accounting principles and from records maintained by or on behalf of the seller. The owner of the Royalty Interest shall have the right, during reasonable business hours and upon prior notice to the seller and, if applicable, the Operator, to enter upon the mining properties and to inspect the plant and procedures followed with respect to allocations made under this paragraph provided that such entry shall be at the sole risk and cost of the owner of the Royalty Interest. If the parties disagree on the allocation of actual proceeds received and deductions therefrom, such shall be referred to arbitration in the manner provided in Article 16 of the Agreement and the arbitrator shall have reference first to the Agreement, and then, if necessary, to practices used in mining operations that are of similar nature. The arbitrator shall be entitled to retain such independent mining consultants as he considers necessary. The decision of the arbitrator shall be final and binding on the parties hereto and will not be subject to appeal.